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The Board of Directors
Life Re Corporation

We are aware of the incorporation by reference in the Registration Statement on Form S-3 of Life Re Corporation for the registration of 67,000 shares of its common stock of our reports dated May 1, 1997 and July 29, 1997 relating to the unaudited condensed consolidated interim financial statements of Life Re Corporation that are included in its Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997.




                                                           /s/ Ernst & Young LLP
                                                               Ernst & Young LLP

Stamford, Connecticut
August 29, 1997